Exhibit 10.2

STONERIDGE, INC.
2011 AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

THIS 2011 AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is by and between Stoneridge, Inc., an Ohio corporation (“Employer”), and ____________(“Executive”), made this ______ day of ________ 2011.  The Agreement supersedes and replaces the Amended and Restated Change in Control Agreement, by and between Employer and Executive, dated August 2, 2007 (as amended by an Amendment dated, December 31, 2008).

RECITALS

A.           Executive is presently employed by Employer as its __________________;

B.           Employer wishes to induce Executive to continue as its ______________ and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);

C.           Employer believes that it is in the best interest of its shareholders for Executive to continue in his position on an objective and impartial basis and without distraction, whether based upon individual financial uncertainties or otherwise, or conflict of interest as a result of a possible or actual Change in Control; and

D.           In consideration of this Agreement, Executive is willing to continue as Employer’s ______________________;

NOW THEREFORE, in consideration of Executive continuing as the _______________ of Employer and of the mutual promises herein contained, Executive and Employer, intending to be legally bound, hereby agree as follows:

SECTION 1

DEFINITIONS

1.           A “Change in Control” for the purpose of this Agreement will be deemed to have occurred if during Executive’s employment with Employer, at any time:

(a)           the Board of Directors or shareholders of Employer approve a consolidation or merger that results in the shareholders of Employer, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

(b)           the Board of Directors or shareholders of Employer approve the sale of substantially all of the assets of Employer or the liquidation or dissolution of Employer;

(c)           any person or other entity (other than Employer or a subsidiary of Employer or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors  or becomes the beneficial owner of securities of Employer representing 35% or more of the voting power of Employer’s outstanding securities; or

(d)           during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by the Nominating and Corporate Governance Committee (if comprised entirely of directors who were in office at the beginning of that period) or at least two-thirds of the directors then still in office who were directors at the beginning of that period.

2.           A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if within two years after the date on which the Change in Control occurred:

(a)           Employer separates Executive from service with Employer, other than in the case of a Termination for Cause (as defined below); or

(b)           Executive separates from service with Employer for Good Reason (as defined below).

For purposes of this Agreement, the term “separates from service with Employer” shall mean Executive’s Separation from Service, as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that such Separation from Service with Employer is not as a result of Executive’s death, retirement or disability (as defined in Code Section 409A).  If, however, Executive separates from service with Employer as a result of death or disability (as defined in Code Section 409A) after Employer has provided written notice to Executive of Employer’s intent to separate Executive from service with Employer at a future date, but in no event later than two years after the date on which the Change in Control occurred, then notwithstanding the prior sentence, Executive or his estate, as applicable, will be entitled the benefits provided herein.

3.           Executive will be deemed to have separated from service with Employer for “Good Reason” for the purpose of this Agreement if:

(a)           Employer materially reduces Executive’s title, responsibilities, power or authority in comparison with his title, responsibilities, power or authority at or about the time of the Change in Control;

(b)           Employer assigns Executive duties that are materially inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred, and which duties Employer persists in assigning to Executive despite the prior written objection of Executive;

(c)           Employer materially reduces Executive’s base compensation, or materially reduces his group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), his pension, retirement or profit-sharing benefits or any benefits provided by Employer’s Long-Term Incentive Plans or any substitute therefor, or excludes him from any plan, program or arrangement, including but not limited to any bonus or incentive plans in which Employer’s other executive officers are included; or

(d)           Employer requires Executive to be based at or generally work from any location more than 100 miles from the geographical center of the city where Executive worked or Executive’s residence on the date on which the Change of Control occurred (the “Location of Employment”) or Employer over the course of any calendar month requires Executive to be away from his Location of Employment for more than 50% of the business days during that month.

4.           A “Termination for Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, the Board of Directors of Employer, or its designee, in good faith determines that Executive’s termination is because of any one or more of the following:

(a)           misappropriation of funds from Employer;

(b)           conviction of a felony;

(c)           commission of a crime or act or series of acts involving moral turpitude;

(d)           commission of an act or series of acts of dishonesty that are materially detrimental to the best interests of Employer;

(e)           willful and repeated failure to perform the duties associated with Executive’s position, which failure has not been cured within thirty (30) days after Employer gives notice thereof to Executive; or

(f)           failure to cooperate with any Employer investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over Employer or Executive.

5.           “Executive’s Annual Bonus” means the greater of Executive’s average annual bonus over the last three completed fiscal years or the last five completed fiscal years.  If Executive has not been employed by Employer for three completed fiscal years, Executive’s Annual Bonus means the average annual bonus awarded to Executive for the completed fiscal years during his employment, or if Executive has not been employed for a complete fiscal year, Executive’s Annual Bonus means an amount equal to the incentive compensation Executive would have been entitled to in the year the Triggering Event occurred calculated based upon the personal and Employer targets or performance goals that were achieved as of the date of the Triggering Event.

6.           “Executive’s Annual Salary” means the greater of Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control.

7.           “Executive Pro Rata Annual Bonus” means an amount equal to the pro rata amount of incentive compensation Executive would have been entitled to at the time of a Triggering Event calculated based upon the personal and Employer targets or performance goals that were achieved in the year in which the Triggering Event occurred.

SECTION 2

TRIGGERING EVENT PAYMENTS

1.           After the occurrence of a Triggering Event, Employer shall commence payments to Executive of the benefits or amounts set forth hereunder, provided the release required and described in Section 9 has been executed and delivered by Executive to Employer and, as applicable, such release has not been timely revoked:

(a)           A lump sum payment, which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer.  The lump sum cash payment shall be in an amount equal to the sum of (i) two times Executive’s Annual Salary, plus (ii) two times Executive’s Annual Bonus.

(b)           In addition to making the payment described above, Employer shall also pay Executive a lump sum cash payment equal to the Executive Pro Rata Annual Bonus.  If such payment cannot be made at the same time as the payment for Section 2, paragraph (a), as set forth below, because the Pro Rata Annual Bonus cannot be determined as of that payment date then such payment shall be made as soon as practicable after the determination of the Pro Rata Annual Bonus.

(c)           In addition, Employer shall, at its expense, provide Executive, and his family with life and health insurance (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months, at the time Employer commences payments described in Section 2, paragraph (a) above; provided, however, Employer shall not be obligated to pay for Health and Welfare Benefits after the date on which Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits Executive and his family received from Employer; provided, further, that if Executive’s continuation in some or all of Employer Health and Welfare Benefits is not available, then Employer shall make monthly payments to Executive commencing the first day of the month after Employer makes the payments described in Section 2, paragraph 1(a) above equal to the cost of the coverage for similarly situated employees of Employer, as determined solely by Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available.  The benefits shall run concurrent with the health insurance continuation obligation otherwise available under the COBRA rules.

The benefits under Section 2, paragraph 1(a) and, if applicable, Section 2, paragraph 1(b) shall be paid in one lump sum cash payment.  Since the Executive is (and has been since the effective date of 2007 Amendment and Restatement of the Change in Control Agreement) a “specified employee” (within the meaning of Section 409A of the Code), all payments under Section 2 shall be made or commence, as applicable, on the date which is the earlier of (i) the Executive’s death or (ii) six (6) months after the date of Executive’s separation from service with Employer.  In addition, all payments pursuant to this Agreement shall be made less standard required deductions and withholdings, including the amount of the excise tax on excess parachute payments as provided in Code Section 4999.

2.           Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under Employer’s Amended and Restated Long-Term Incentive Plan, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this Section 2, paragraph 2, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of Employer and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), then:

(a)           If the aggregate Parachute Value (as defined below) of the Total Payments is 110% or less than the Safe Harbor Amount (as defined below), then the payments payable to Executive pursuant to Section 2, paragraph 1 shall be reduced to such an amount so that Total Payments will be capped to the extent necessary so that Total Payments will not exceed the Safe Harbor Amount and no Excise Tax will be triggered.

(b)           If, however, the aggregate Parachute Value of the Total Payments exceeds 110% of the Safe Harbor Amount, then the payments payable to Executive pursuant to Section 2, paragraph 1 shall not be reduced as provided for under Section 2, paragraph 2(a), but instead, the full amount of Total Payments shall be paid to Executive and the Excise Tax will be triggered.

For purposes of this Agreement, the “Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to Executive or for the benefit of the Executive without triggering the Excise Tax because such amount is less than three times Executive’s “base amount,” within the meaning of Code Section 280G.  The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Code Section 280G. The calculation of the Total Payments, the Safe Harbor Amount, and the Parachute Value, as well as the method in which the reduction in payments under Section 2, paragraph 2(a) will be applied, shall be conducted and determined by a national accounting firm selected by Employer and its determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction of any of the payments to be made to Executive under Section 2, paragraph 1, prior to issuance of the final and binding determination, Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by Employer, and (ii) offer such input as Executive may determine to be helpful to the national accounting firm’s preliminary determination.

3.           If in any future year a determination is made that the reduction described in Section 2, paragraph 2(a) was not required, then payment of such reduced amount shall be made as soon as administratively feasible.

SECTION 3

SETOFF

No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.

SECTION 4

ATTORNEY’S FEES/DISPUTE RESOLUTION/ARBITRATION AGREEMENT

All attorney’s reasonable fees and related expenses incurred in good faith by Executive in connection with or relating to the enforcement by him of his rights under this Agreement will be paid for by Employer.  In addition, Executive and Employer agree that, subject to the express exceptions set forth in this Section 4, any dispute, claim or controversy that could be brought in court (collectively referred to herein as “Claim”) that Executive has against Employer or that Employer has against Executive relating to or arising out of the terms of this Agreement shall be resolved by final and binding arbitration as set forth in this Section 4.  Under this Dispute Resolution/Arbitration Agreement Section, the term Claim includes any allegations of unlawful discrimination, harassment, wrongful discharge, constructive discharge, and claims related to the payment of wages or benefits, under federal, state or local law and further includes, but is not limited to, contract, tort, common law, and statutory claims.  By agreeing to this Dispute Resolution/Arbitration Agreement Section, Executive and Employer expressly waive any right that they may have to resolve any covered Claim through any other means, including a jury or court trial.

Executive and Employer agree that any covered Claim shall be resolved by exclusive, final and binding arbitration to be conducted in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures and held in the county in which the Executive provides a majority of Executive’s services.  In any arbitration proceeding, the Arbitrator shall apply the terms of this Dispute Resolution/Arbitration Agreement, and applicable federal, Ohio state, and local law.  In the event any portion of this Dispute Resolution/Arbitration Agreement Section is held inapplicable as in violation of applicable law, as determined by the arbitrator selected herein or a court of competent jurisdiction, the offending portion of this provision may be removed or modified and the remainder of this Dispute Resolution/Arbitration Agreement Section shall not be affected.  This Dispute Resolution/Arbitration Agreement Section shall be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, or orders of the arbitrator under this Dispute Resolution/Arbitration Agreement.

SECTION 5

SUCCESSORS AND PARTIES IN INTEREST

This Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Employer.  Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Employer.  This Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.

SECTION 6

ATTACHMENT

Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.

SECTION 7

NO EMPLOYMENT CONTRACT; TERMINATION

This Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay benefits hereunder to Executive under the agreed upon circumstances.  In addition, provided a Change in Control has not occurred, this Agreement shall terminate and be of no further force or effect one year from the date Executive ceases to be a Board-elected officer or an employee eligible for this Agreement (as determined by the Board of Directors of Employer in its sole discretion and reflected in the minutes of Board of Directors after notice to such Executive).

SECTION 8

RIGHTS UNDER OTHER PLANS AND AGREEMENTS

The Change in Control benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled by virtue of his termination of employment or otherwise.

SECTION 9

RELEASE

As a condition to the payment of the benefits by Employer to Executive pursuant to this Agreement, as described in Section 2, Executive shall deliver a signed release of claims against Employer.  Such release shall be delivered to Employer no later than sixty (60) days following a Triggering Event, shall be in a form and substance as determined by Employer, and, as applicable, shall not be timely revoked by Executive, and will include among its terms operative language substantially similar to the following:

In exchange for the payments set forth in the Amended and Restated Change in Control Agreement by and between Stoneridge, Inc. (the “Employer”) and me (the “CIC Agreement”), I and my heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge Employer and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Employer Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which I now have, have had, or may hereafter have against any of the Employer Released Parties from the beginning of my employment with Employer to the date of this release, arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (i) my employment by Employer, (ii) my service as an officer or key employee, as the case may be, of Employer, (iii) any transaction prior to the date of this release and all effects, consequences, losses and damages relating thereto, (iv) the services provided by me to Employer, or (v) my termination of employment with Employer under the common law or any federal or state statute, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964,  the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, and all other foreign, federal, state or local laws governing employers and employees; provided, however, that nothing in this release will bar, impair or affect the obligations, covenants and agreements of Employer set forth in the CIC Agreement.

If the release described in this Section has not been delivered by Executive to Employer thirty (30) days after a Triggering Event, Employer shall provide Executive or his estate, as applicable, written notice that the release must be timely delivered in order for Executive to receive the benefits hereunder, which notice, however, shall in no event modify any otherwise applicable time periods.  Notwithstanding any other provision of this Agreement, if the release described in this Section 9 is not timely delivered by Executive to Employer or, as applicable, is timely revoked by Executive, then this Agreement shall terminate and be of no further force or effect; provided, however, the restrictive covenants set forth in Section 10 shall remain operative and shall not terminate until the expiration of the term set forth therein.

SECTION 10

COVENANTS, NON-COMPETITION, AND CONFIDENTIAL INFORMATION

For the first year following Executive’s separation from service with Employer, Executive shall not, directly or indirectly, do or suffer any of the following:

(a)           Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity (i) that has material operations which are engaged in any business activity competitive with the business of Employer or (ii) engaged in the business of designing and/or manufacturing of engineered electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

(b)           Without the prior written consent of Employer, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by Employer or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation; or

(c)           Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of Employer or any entity controlling, controlled by, or under common control with Employer (each an “Affiliate”) except when required to do so by a court of competent jurisdiction; provided, however, that the foregoing restrictions shall not apply to the extent that such information (i) is clearly obtainable in the public domain, (ii) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof, (iii) was not acquired by Executive in connection with his employment or affiliation with Employer, (iv) was not acquired by Executive from Employer or its representatives, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.  For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning Employer’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of Employer or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by Employer, or its Affiliates, as the case may be, to others not subject to confidentiality agreements.  In the event Executive’s employment is terminated for any reason, Executive immediately shall return to Employer all Confidential Information in his possession.

SECTION 11

NOTICES

All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to Employer, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with Employer; and if to Employer, then to the last address which Employer shall provide to Executive, in writing, for this purpose, but if Employer has not then provided Executive with such an address, then to:

Secretary
Stoneridge, Inc.
9400 East Market Street
Warren, Ohio  44484

SECTION 12

GOVERNING LAW AND JURISDICTION

This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws.  Subject to Section 4, if either party institutes a suit or other legal proceedings, whether in law or equity, Executive and Employer hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Trumbull County) or the United States District Court for the Northern District of Ohio.

SECTION 13

ENTIRE AGREEMENT AND COMPLIANCE WITH LAW

This Agreement constitutes the entire understanding between Employer and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including all prior Change in Control agreements or arrangements by and between Employer and Executive.   Nothing in this Agreement is intended to affect Executive’s rights, including rights to indemnification, if applicable, under the Company’s Code of Regulations.  No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument.  Employer reserves the right, in its sole discretion, to amend this Agreement to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by Employer without the consent of Executive).  In particular, to the extent Executive becomes entitled to receive payments subject to Code Section 409A upon an event that does not constitute a permitted distribution event under Code Section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, the timing of payment to Executive will be adjusted accordingly.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

STONERIDGE, INC.

By:

EXECUTIVE